FOR IMMEDIATE RELEASE

                                                               February 21, 2005
                                                           ADVANTEST CORPORATION
                                            (Toshio Maruyama, President and COO)
                                    (Stock Code Number: 6857, TSE first section)
                                                      (Ticker Symbol: ATE, NYSE)

CONTACT:
Yuichi Kurita
(Executive Officer, Finance)
Phone: +81-(0)3-3214-7500


  Notice of Repurchase of Shares through Tokyo Stock Exchange Trading Network
                              System-2 "ToSTNeT-2"
(Repurchase of Shares through ToSTNeT-2 pursuant to the Japanese Commercial Code
                                   211-3-1-2)

         We, Advantest Corporation, decided at the meeting of the Board of Directors, held on February 21, 2005 to repurchase shares, and that the means of repurchase will be through ToSTNeT-2 pursuant to the Commercial Code 211-3-1-2 and we thereby inform you as follows:

     1.   Purpose of Repurchase
          To enable swift implementation of its capital policies in response to changes in business conditions.

     2.   Method of Repurchase
          The repurchase will be made at today's (February 21, 2005) closing price (JPY 9,080) through ToSTNeT-2 (closing price orders) on February 22, 2005 at 8:45AM. (No changes will be made with respect to method or time of repurchase.) Purchase orders will be limited to the orders made during the stated trading time.

3.        Details of Repurchase
          (1)  Type of Shares to be Repurchased: Advantest Common Stock
          (2) Aggregate number of shares to be repurchased: 6,000,000 shares (6.01% of total shares issued.)

               (Note 1) The number of shares stated above will not be changed. Depending on market conditions, however, a part or all of such shares may not be repurchased.
               (Note 2) The shares for which orders to sell have been placed shall be repurchased corresponding to the number of shares scheduled to be repurchased.
               (Note 3) The total amount of repurchase price is JPY 54,480,000,000.

4.        Publication of Results
          The results of repurchase will be announced after the conclusion of the 8:45 AM

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          trading hour on February 22, 2005.


Reference:  Treasury Stock holding as of January 31, 2005
         Total Shares Issued (Less Treasury Stock)            98,371,397
         Treasury Stock                                        1,411, 988


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